                                                                    EXHIBIT 10.3

                      MARKETING AND DISTRIBUTION AGREEMENT



         THIS MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement"), made as of May 7, 1997 (and effective as of August 17, 1996), by and between Genzyme Corporation, a Massachusetts corporation ("Genzyme") and Genzyme Ventures II, a joint venture formed under the Delaware Uniform Partnership Act (the "Venture") and pursuant to a Joint Venture Agreement dated as of September 13, 1989 between Genzyme and the Genzyme Development Partners, L.P., a Delaware limited partnership (the "Partnership"), as amended and restated as of the date hereof (the "Joint Venture Agreement"). Capitalized terms used herein and not defined have the meanings assigned to them in the Joint Venture Agreement, including the Glossary attached as Schedule I thereto.

         In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Exclusive Distributorship. The Venture hereby grants to Genzyme the exclusive right to sell the Products within the Territory and for the use within the Field of Activity.

         2. Orders. Genzyme shall purchase the Products exclusively from the Venture. Genzyme shall place orders for the Products with the Venture on a purchase order setting forth the quantity of Products ordered, any specifications therefor and the date required. The Venture, on the date set forth in the applicable purchase order, shall sell the Products to Genzyme for resale within the Territory. Genzyme shall pay all freight, insurance, duties and all other charges associated with shipment of the Products.

         3. Prices and Payment Terms.

                  (a) Prices. Genzyme shall purchase the Products from the Venture at the price which Genzyme is selling the applicable Products to the end-user less the "Distributor's Discount" indicated on Schedule I hereto; provided, however, at no time shall the purchase price payable to the Venture be less than the "Minimum Price" indicated on Schedule I hereto. The parties hereto may agree in writing to amend Schedule I at any time.


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Marketing and Distribution Agreement
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                  (b) Distributor's Discount. The Distributor's Discount is
intended by the parties to cover Genzyme's expected ordinary costs of marketing and distribution for any period in accordance with Genzyme's responsibilities as described in Section 4(b), but exclusive of costs (whether or not of a similar nature) which may arise from the market introduction of new Products or the expansion or maintenance of markets for existing Products. (See Section 4(d).) Ordinary marketing and distribution costs include, but are not limited to, salaries and associated costs for sales and marketing personnel and support staff, advertising and promotion costs, transportation expenses including insurance (but only to the extent not charged to customers), duties and taxes, and costs associated with cash discounts and allowances and other marketing concessions to customers.

                  (c) Terms of Payment. Unless otherwise agreed by the parties in writing, payment by Genzyme to the Venture for Products shall be due within 30 days of the date of invoice therefor.

         4. Marketing Services.

                  (a) Exclusive Engagement. The Venture hereby engages Genzyme on an exclusive basis to market the Products within the Territory and for use within the Field of Activity. Genzyme hereby accepts such engagement and agrees (by itself or through its Affiliates) to use its best efforts consistent with industry standards for similar products to establish the Products in the markets, fulfill market demand and meet the marketing and distribution goals established jointly with the Venture from time to time, including by way of annual business plans described in the next paragraph; provided that if Genzyme shall determine that such use of best efforts is not commercially practicable, Genzyme shall have the right to terminate this Agreement upon 30 days written notice to the Venture.

                  Prior to December 1 of each year during the term of this Agreement, Genzyme shall prepare and present for review and approval by the Venture's Management Committee a business plan for the ensuing year, which plan shall include a budget (presented on at least a quarterly basis) of sales (in units and dollars for each Product) and expenses together with a description of Genzyme's proposed marketing and distribution plans for such period. This business plan shall be presented in reasonable detail so as to facilitate discussion and analysis by the Venture's Management Committee.


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                  (b) Responsibilities of Genzyme. Genzyme shall be solely
responsible for all aspects of the marketing of the Products, including, but not limited to, the following matters:

                           (i) All terms of sale, including pricing policies,
credit terms, cash discounts and returns and allowances, shall be set by Genzyme.

                           (ii) Genzyme shall be responsible for formulating the
marketing plans for the Products and, consistent with each annual business plan approved by the Venture's Management Committee, shall implement programs, advertise, promote and sell the Products in accordance with such plans.

                           (iii) Genzyme shall employ sufficiently trained and
experienced individuals in numbers adequate to carry out its responsibilities hereunder. Sales and support personnel shall be familiar with the Products and with competitive products and shall respond promptly to customer requests for support.

                           (iv) Genzyme shall provide instructions and
appropriate training to customers in the proper use and handling of the Products and shall monitor performance of the Products.

                           (v) Genzyme shall comply with all laws and government
regulations applicable to the sale of Products within the Territory.

                           (vi) The Products shall be sold under a Genzyme
trademark selected by Genzyme.

                           (vii) Genzyme shall meet with the Venture's
Management Committee periodically, but not less than semi-annually, to report the results of its sales and marketing activities, future prospects for the Products, and related issues. Genzyme shall report promptly to the Venture in writing the occurrence of each material incident of Product performance required to be reported to regulatory authorities.

                  (c) Responsibilities of the Venture:

                           (i) The Venture shall supply Products to Genzyme in
accordance with purchase orders placed pursuant to Section 2 of this Agreement.

                           (ii) The Venture shall provide access to and make
available to Genzyme all information regarding the Products, including, but not limited to, data regarding the clinical


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Marketing and Distribution Agreement
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testing of the Products, which may be of assistance to Genzyme in its marketing of the Products.

                  (d) Compensation to Genzyme.

                           (i) The Venture desires to encourage Genzyme to
invest in incremental marketing and technical support activities to facilitate the introduction of new Products, to increase sales of Products and to maintain market share in the Territory. The Venture intends to share in the risk that these incremental marketing and technical support expenditures incurred by Genzyme will not generate sufficient incremental product sales revenues to warrant the additional expense.

                           Therefore, if, during any fiscal quarter, the
aggregate Distributor's Discount granted to Genzyme pursuant to Section 3(a) and described in Section 3(b) is not equal to or greater than Genzyme's ordinary marketing expenses for such period, and so long as Genzyme is providing the marketing and support services in accordance with Section 4(b), it shall be a rebuttable presumption for the purposes of this Agreement that such short-fall arises from market introduction, expansion or maintenance activities and the Venture shall, subject to the approval provisions of Section 5.10(d) and the audit provisions of Section 5.10(e) of the Joint Venture Agreement, pay to Genzyme the difference as "Marketing Support Funds". Indirect costs associated with such expenses shall be allocated in a manner consistent with the method used under the Joint Venture Agreement.

                           (ii) Within 45 days after the end of each fiscal
quarter, Genzyme shall prepare and submit to the Venture an invoice for Marketing Support Funds due to Genzyme pursuant to this subsection (c), which invoice shall be due and payable within 30 days thereafter.

         5. Termination. In addition to Genzyme's right of termination provided in Section 4(a) above, Genzyme and the Venture shall each have the right to terminate this Agreement upon a material breach by the other which is not remedied within 30 days after written notice to the defaulting party, or if such breach is not capable of being remedied within 30 days, if the defaulting party has not promptly commenced to cure the default within such 30-day period and thereafter preceded diligently to cure such breach within a reasonable time. Failure by Genzyme to achieve the budgeted sales volumes for any calendar year shall not be considered a material breach of this Agreement so long as


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Genzyme uses its best efforts as described in Section 4(a) above. Unless terminated earlier, this Agreement shall terminate upon dissolution of the Venture.

         6 Force Majeure. The obligations of Genzyme and the Venture to perform under this Agreement shall be excused during each period of delay caused by matters (not including the lack of funds or other financial causes) such as strikes, supplier delays, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform ("Force Majeure".) Any delay occasioned thereby shall not constitute a default under this Agreement and the obligations of the parties shall be suspended during any period of delay so occasioned. Force Majeure shall not be deemed to have occurred when a party fails to use reasonable diligence to remedy the situation, if reasonably capable of being remedied by the party. This requirement to remedy shall not require settlement of strikes or labor controversies by acceding to the demands of the opposing parties.

         7. Notices. Notices required or permitted hereunder shall be in writing and shall be sent as follows:

         If to             Genzyme Corporation
         Genzyme:          One Kendall Square
                           Cambridge, MA  02139
                           Telephone: (617) 252-7500
                           Telecopier: (617) 252-7600
                           Attention:  President

         If to the         Genzyme Development Partners, L.P.
         Partnership:      c/o Genzyme Development Corporation II
                           One Kendall Square
                           Cambridge, MA  02139
                           Telephone: (617) 252-7500
                           Telecopier: (617) 252-7600
                           Attention:   Board of Directors

or to such other address as a party may hereafter specify in writing, and shall be deemed given on the earlier of (I) physical delivery to a party and (ii) three days after mailing by prepaid first class or express mail.

         8. Entire Agreement. This Agreement and the Operative Agreements constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, undertakings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto.


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         9. Captions. Titles or captions to articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         10. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding upon all parties notwithstanding that all parties may not have signed the same counterpart.

         11. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware.

         12. Severability. If any provision of this Agreement is or is deemed invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the parties hereto, it shall be stricken,
(b) the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and (c) the remainder of this Agreement shall remain in full force and effect.

         13. Miscellaneous Provisions:

                  (a) This Agreement may not be assigned, in whole or in part, by Genzyme (other than to a wholly-owned subsidiary) or by the Venture to any person without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding any assignment by Genzyme, this Agreement shall remain binding on Genzyme. If and when any Affiliate of Genzyme that is an assignee to this Agreement shall cease to be an Affiliate of Genzyme, such party shall cease to be an assignee to, or beneficiary of, this Agreement.

                  (b) This Agreement may not be amended except by a written instrument signed by both the Venture and Genzyme.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.


GENZYME VENTURES II                                   GENZYME CORPORATION

BY:  GENZYME CORPORATION
                                                      By: /s/ Henri A. Termeer
                                                          --------------------
                                                          President
By:  /s/ Henri A. Termeer
     ---------------------
     President

BY:  GENZYME DEVELOPMENT PARTNERS,
         L.P.

By:  Genzyme Development
     Corporation II, as
     General Partner


 By: /s/ David J. McLachlan
     ----------------------
     Treasurer


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                      MARKETING AND DISTRIBUTION AGREEMENT

                                   SCHEDULE I

                   Hyaluronic Acid Products for the Reduction
                    and Prevention of Post-Surgical Adhesions

                                               Distributor's
Product Descriptions                              Discount
--------------------                              --------
Seprafilm(TM) Bioresorable Membrane                  20%

Sepracoat(TM) Coating Solution                       20%

Sepragel(TM) Bioresorable Gel                        20%


The Minimum Price with respect to each Product shall equal the purchase price paid for such Product pursuant to Section 5.10(b) of the Joint Venture Agreement.


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